EXHIBIT 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE

I. PARTIES

       This Separation Agreement and General Release (this "Separation Agreement" or this "Agreement"), effective as of February 1, 2008 (the "Effective Date") is entered into between the following parties (the "Parties"):

       A. David Rane ("Rane"), individually and on behalf of his Related Entities;(1) and

       B. World Waste Technologies, Inc. ("WWT"), on behalf of itself and its Related Entities.

II. RECITALS

       This Separation Agreement is made with reference to the following facts:

       A. Rane currently serves as Chief Financial Officer of WWT pursuant to that certain Employment Agreement, dated as of April 20, 2005, between Rane and WWT (the "Employment Agreement").

       B. The Employment Agreement grants Rane the right to terminate his employment thereunder in the event he is required to perform services at a location which is 75 miles from his principal work site (the "Existing Location") (any such termination being referred to as a resignation "for good reason").

       C. In connection with the pending consolidation of WWT's corporate offices, WWT has informed Rane that it will be closing its San Diego, California offices and relocating employees to WWT's Cupertino, California office (the "New Location").

       D. The New Location is in excess of 75 miles from the Existing Location.

       E. Rane has informed WWT that he is exercising his right under the Employment Agreement to resign for good reason. Accordingly, as of the Effective Date, Rane and WWT mutually agree that Rane shall resign as an officer and employee of WWT.

       F. Rane and WWT wish to enter into this Agreement in order to set forth the agreed upon terms of Rane's resignation and to provide for the granting of mutual general releases.

_______________________

(1) For purposes of this Agreement, a Party's "Related Entities" shall be defined as his or its past, present and future partners and partners of those partners, successors, predecessors, assignees, beneficiaries, heirs, legatees, devisees, executors, administrators, legal representatives, children, joint venturers, principals, agents, trustees, attorneys, insurers, officers, directors, employees, shareholders, affiliates and associates; its parent and subsidiary corporations, divisions, affiliated companies and the officers, directors, partnerships, representatives, employees, shareholders and affiliates of each of them; and any other representative of the Party, including, without limitation, in the case of WWT, TroyGould PC and its officers, directors, shareholders and employees.



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III. RELEASES

       A. Rane' Release of WWT.

            1. In consideration of the terms and provisions of this Separation Agreement and in consideration of WWT's payments to Rane and WWT's agreements and acknowledgments as set forth in Article VII, below, Rane, on behalf of himself and on behalf of his Related Entities, hereby, generally and unconditionally, relieves, releases, remises, acquits and forever discharges WWT and its Related Entities, of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses (including, without limitation, reasonable attorneys' fees, except as expressly set forth within this Agreement), penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative or equitable in nature or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that Rane now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against WWT and its Related Entities arising out of or in connection with Rane' employment relationship with WWT.

            2. The release set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by Rane or which could have been asserted by Rane in connection with Rane's employment and relationship with WWT, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to Rane in connection with Rane's employment and relationship with, or termination of employment from, WWT, or any of its Related Entities, including, without limitation, any claims based on, related to or arising from federal, state or local laws (including, but not limited to, the Age Discrimination in Employment Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act) that prohibit employment discrimination on the basis of race, national origin, religion, age, gender, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or of any other form of discrimination, or from laws such as workers' compensation laws, which provide rights and remedies for injuries sustained in the workplace or from any common law claims of any kind, including, without limitation, contract, tort or property rights including, but not limited to, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, or any claims relating to or arising out of any purported right to stock or stock options in WWT (in each case except as specifically provided for in Article VII below), and all rights or claims arising under the Employment Retirement Income Security Act of 1974 ("ERISA") or pertaining to ERISA regulated benefits (all collectively defined as "Rane's Released Claims").


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       B. WWT Release of Rane. In consideration of the terms and provisions of this Separation Agreement and in consideration of Rane's agreements and acknowledgments as set forth in Article VII, below, WWT, on behalf of itself and on behalf of its Related Entities, hereby, generally and unconditionally, relieves, releases, remises, acquits and forever discharges Rane and his Related Entities of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses (including, without limitation, reasonable attorneys' fees except as expressly set forth within this Agreement), penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative or equitable in nature or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that WWT now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against Rane or his Related Entities arising out of or in connection with Rane's employment with WWT and all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by WWT or which could have been asserted by WWT in connection with Rane's employment relationship with WWT (all of these claims and Rane's Released Claims defined collectively as the "Released Claims").

       C. Unknown Claims and Risks Released by the Parties. The Parties, and each of them, hereby knowingly, voluntarily and expressly waive and relinquish any and all rights and benefits that they may have under Section 1542 of the California Civil Code, or under any similar provision of law of any state or territory of the United States or any other jurisdiction and under any similar or analogous principle of common law. The Parties, and each of them, expressly understand that Section 1542 of the California Civil Code provides as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

       The Parties, and each of them, agree and acknowledge that they are familiar with Section 1542 of the California Civil Code. The Parties, and each of them, further agree and acknowledge that their respective waivers of all rights or any similar benefits under that Section and under any similar statutes of any other jurisdiction (to the full extent that the Parties lawfully may waive all such rights and benefits with respect to the subject matter of this Separation Agreement) are essential terms of this Separation Agreement, without which the consideration given pursuant to this Separation Agreement would not have been given by the Parties, and each of them.

IV. ASSUMPTION OF RISK REGARDING RELEASED CLAIMS

       A. The Parties acknowledge that there is a risk that, after execution of this Separation Agreement, they may discover, incur or suffer claims that were unknown or unanticipated at the time of this Separation Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon or are related to any facts underlying the Released Claims, which had they been known or more fully understood, may have affected the Parties' decisions to execute the Separation Agreement as it currently is written. Each Party knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Separation Agreement and the general releases set forth within it apply to all such unknown, unanticipated or potential claims.


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       B. Furthermore, it is the intention of the Parties, by entering into this
Separation Agreement, to settle and release fully, finally and forever all Released Claims and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with Rane's employment relationship with WWT. In furtherance of the Parties' intention, the releases given within this Separation Agreement (including, without limitation, the waivers set forth in Article III, paragraph C, above) shall be and remain in effect as full and complete releases and discharges of the Released Claims and of any related matters notwithstanding the discovery by any Party of the existence of any additional or different claims or the facts relative to any such claims.

V. COVENANT NOT TO SUE

       A. Subject to the excepted matters set forth in Article VI, each Party to this Separation Agreement agrees that he or it will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity or otherwise, against any other Party or against any Party's Related Entities, in any way arising out of or relating to the Released Claims.

       B. The Parties acknowledge and agree that monetary damages alone are inadequate to compensate any Party or any Party's Related Entities for injury caused or threatened by a breach of this Covenant Not to Sue and that preliminary and permanent injunctive relief restraining and prohibiting the prosecution of any action or proceeding brought or instituted in violation of this Covenant Not to Sue is a necessary and appropriate remedy in the event of such a breach. Nothing contained in this Article, however, shall be interpreted or construed to prohibit or in any way to limit the right of a non-breaching Party or of any of its Related Entities to obtain, in addition to injunctive relief, an award of monetary damages against any person or entity breaching this Covenant Not to Sue and Separation Agreement.

VI. EXCEPTED MATTERS

       Notwithstanding the foregoing, any action or proceeding brought for breach of or to interpret or enforce the terms of this Separation Agreement is excepted from the Covenant Not to Sue set forth in Article V.

VII. ADDITIONAL AGREEMENTS BY THE PARTIES AND ACTS TO BE TAKEN BY THE PARTIES

       As additional consideration the Parties agree as follows:

       A. WWT will retain Rane as a non-exclusive consultant to provide the services described below. The consultancy will commence on the Effective Date and continue until the one-year anniversary thereof (the "Consultancy Period"). During the Consultancy Period, Rane will provide the following services:


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            1. Preparation and filing with the SEC of WWT's Annual Report on
Form 10-K for the year ended December 31, 2007 (including execution of Sarbanes-Oxley Act certifications);

            2. Preparation and filing with the SEC of WWT's Quarterly Reports on Form 10-Q for the three and six months ended March 31, 2008 and June 30, 2008, respectively (or, in the event that at any point during the preparation of either Report, his successor is in place, then to be actively available, in person and/or by telephone, to consult with his successor regarding the full preparation and filing of any such Report); and

            3. To be available to WWT on a periodic basis with respect to transition activities assigned to him by the CEO, including assisting his successor with the full preparation and filing of Reports with the SEC, and assisting with respect to transition issues that might arise as a result of the recapitalization of WWT or due to merger of any other entity with or into WWT. It is agreed by Rane that, notwithstanding the provisions of paragraph H below, WWT shall be permitted to reduce the payments otherwise due to Rane hereunder by any amounts paid to him during the Consultancy Period by any such other merged or successor entity and/or as a result of the sale of WWT's business.

       B. During the Consultancy Period, Rane will report to John Pimentel, or his successor, and shall have flexible work periods. Although Rane will not be required to account for his time, he shall be available on a timely basis.

       C. WWT will pay Rane's salary continuation of $18,666.66 per month from the Effective Date through the end of the Consultancy Period. The salary continuation will be paid in accordance with the usual WWT payroll practices. Rane will receive reimbursement of all expenses incurred directly and indirectly pertaining to WWT during the Consultancy Period.

       D. Rane currently holds options to purchase a total of up to 750,000 shares of WWT common stock under WWT's 2004 and 2007 Stock Option Plans (the "Options"). The Options will continue to vest until the end of the Consultancy Period and shall thereafter remain in effect in accordance with their terms.

       E. To the extent permitted by law, during the Consultancy Period, WWT will provide Rane with the same level of benefits that he was receiving as of the Effective Date (i.e. medical, dental and vision insurance coverage). Medical, dental and vision insurance will be provided through COBRA. The COBRA premium will be paid by Rane and reimbursed by WWT.

       F. WWT and Rane will jointly prepare and cause to be timely filed with the SEC a Current Report on Form 8-K relating to Rane's separation and consultancy with WWT. Rane agrees that he will make no other public statements regarding his separation or the details of this Agreement.


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       G. During the Consultancy Period, Rane shall be entitled to continue full use of WWT's office, office staff and office equipment (computer, facsimile equipment, cellular telephone, voicemail, blackberry, etc) to enable him to fulfill his duties hereunder. Notwithstanding the foregoing, Rane agrees and acknowledges that WWT will close its San Diego office during the Consultancy Period, at which time Rane will continue to provide the services hereunder from his personal residence. Any expenses, direct or indirect, Rane may incur fulfilling his duties during the Consultancy Period shall be reimbursed by WWT upon submittal of proper documentation. Upon the end of the Consultancy Period, Rane shall return all WWT property to WWT (including for example, office equipment, cellular phone and blackberry)

       H. Except as provided herein, Rane's receipt of compensation from employment, consulting or otherwise after the Effective Date shall have no effect on his right to salary continuation hereunder, and he shall have no obligation to mitigate by seeking employment, consulting or other assignments for purposes of this Agreement.

       I. The Parties acknowledge and agree that, as of the Effective Date, Rane has been paid for all salary, reimbursable expenses, accrued vacation, or for any other amounts that arise out of or relate in any way to Rane's employment or to services rendered to WWT by Rane up to and including the Effective Date.

       J. Non-Compete. Rane agrees that from the Effective Date through the end of the Consultancy Period, he shall not, without written permission from WWT's CEO, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist, for compensation or otherwise, any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that is a direct competitor of WWT; provided, however, that nothing contained in this Agreement shall be construed to prevent Rane from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if: (1) Rane is not involved in the business of said corporation, and (2) if Rane and his Related Entities collectively do not own more than an aggregate of 5% of the stock of such corporation, and (3) such investment does not violate WWT's Insider Trading Policy.

       K. Non-Solicitation. Rane agrees that from the Effective Date and through the end of the Consultancy Period, Rane will not interfere with or disrupt or attempt to disrupt WWT's business relationship with its customers or suppliers or solicit any of the employees of WWT to leave the employment of WWT.

VIII. REPRESENTATIONS AND WARRANTIES

       A. No Other Representation. Each of the Parties represents, warrants and agrees that, in executing this Separation Agreement, he or it has relied solely on the statements expressly set forth within this Agreement. Each of the Parties further represents, warrants and agrees that, in executing this Separation Agreement, he or it has placed no reliance whatsoever on any statement, representation or promise of any other Party, or any other person or entity, that is not expressly set forth within this Agreement, or upon the failure of any other Party, or any other person or entity, to make any statement, representation or disclosure of anything whatsoever. The Parties have included this clause: (1) to preclude any claim that any Party was without the advice of counsel; and (2) to preclude the introduction of parol evidence to vary, interpret, supplement or contradict the terms of this Agreement.


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       B. Factual Investigation. Each of the Parties represents, warrants and agrees that he or it has made a sufficient investigation of all matters contained in or related to this Agreement as he or it deems necessary or desirable.

       C. Authority. Each of the Parties represents, warrants and agrees that he or it has the full right, power and authority to execute this Separation Agreement and that the person executing this Agreement on his or its behalf has the full right, power and authority to commit and to bind that Party fully to the terms of this Agreement. The Parties expressly covenant and warrant to each other and their Related Entities that they have the right, power, and authority to bind each and all of their Related Entities with respect to each and every provision of this Agreement which affects, or purports to affect, any or all of said Related Entities. In the event that any Related Entity makes any assertion that conflicts with the intent of the prior sentence, the Party making the representation shall fully indemnify, hold harmless and defend the affected Party and his or its Related Entities for the consequences of such assertion.

       D. No Assignment. Each of the Parties represents, warrants and agrees that there has been no assignment or transfer, including, without limitation, by way of subrogation or operation of law or otherwise, to any person or entity whatsoever of claims released by that Party. Each Party, to the extent any particular Party breaches this representation or warranty, agrees to defend, to indemnify and to hold harmless any non-breaching Party to this Agreement from and against any and all claims, allegations, demands, liabilities, losses, obligations, promises, damages, costs, expenses (including, without limitation, attorneys' fees and costs of investigation), lawsuits, actions (in law, equity or otherwise), causes of action, rights and privileges actually incurred as a result of that breach.

IX. GENERAL

       A. Full Integration. Except for (i) the Indemnity Agreement between WWT and Rane; (ii) the Stock Option Agreements to which WWT and Rane are parties as referred to in Article VII, paragraph D; (iii) the Employee Proprietary Information and Inventions Agreement, dated as of October 13, 2004, between WWT and Rane; and (iv) WWT's Statement of Policy on Securities Trading By Company Personnel and Consultants, acknowledged by Rane on October 15, 2004, all of which shall remain in effect in accordance with their respective terms, this Separation Agreement is the final written expression and the complete and exclusive statement of all of the agreements, conditions, promises, representations and covenants between the Parties with respect to the subject matter of this Agreement, and replaces and supersedes all prior, former or contemporaneous agreements, negotiations, understandings, representations, discussions or warranties between the Parties, their respective representatives, and any other person or entity, with respect to the subject matter of this Agreement. Any modification, alteration or amendment of this Agreement shall be non-binding, ineffective or invalid unless it is in writing, specifically refers to this Agreement and is signed by the Party to be charged with the modification, alteration or amendment or by a duly authorized representative of that Party.


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       B. No Admissions. Each of the Parties expressly acknowledges and agrees that this Agreement represents a settlement of disputed claims and is not, in any respect, nor for any purpose, to be deemed or construed to be an admission or concession of any liability or wrongdoing by any Party whatsoever or of the existence of any claim. Furthermore, this Separation Agreement shall not be deemed to be for the benefit of, or to confer any rights of any kind or nature whatsoever upon, any third party (whether a person or entity) other than the Related Entities.

       C. Waiver And Severability. No waiver of any term, covenant or condition of this Separation Agreement shall be construed as a waiver of any other term, covenant or condition, nor shall any waiver of any default under this Separation Agreement be construed as a continuing waiver of any term, condition or covenant or as a waiver of any other default. Furthermore, in the event any portion of this Agreement is found, judicially or otherwise, to be unlawful, void or, for any other reason, unenforceable, that provision shall be deemed severable from this Agreement and the invalidity or lack of enforceability shall not affect the validity and enforceability of the remaining portions of this Agreement.

       D. California Law Governs. This Separation Agreement shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California.

       E. Arbitration. The Parties agree that any dispute arising under or in connection with this Agreement shall be submitted to binding arbitration in accordance with California Code of Civil Procedure ss.ss. 1280 - 1294.2 before a single neutral arbitrator. Each Party understands that he or it is waiving his or its rights to a jury trial.

       The Party demanding arbitration shall submit a written claim to the other Party setting out the basis of the claim. Demands shall be presented in the same manner as notices under this Agreement. The Parties will attempt to reach agreement on an arbitrator within ten (10) business days of delivery of the arbitration demand. After this ten (10) business-day period, either Party may request a list of seven professional arbitrators from the American Arbitration Association or another mutually agreed service. The Parties will alternately strike names until only one person remains and that person shall be designated as the arbitrator. The Party demanding arbitration shall make the first strike.

       The arbitration shall take place in or within five miles of San Diego, California, at a time and place determined by the arbitrator. Each Party shall be entitled to discovery of essential documents and witnesses and to deposition discovery, as determined by the arbitrator, taking into account the mutual desire to have a fast, cost-effective, dispute-resolution mechanism. The Parties will attempt to cooperate in the discovery process before seeking the determination of the arbitrator. Except as otherwise determined by the arbitrator, each Party will be limited to no more than three (3) depositions. The arbitrator shall have the powers provided in California Code of Civil Procedure ss.ss. 1282.2 - 1284.2 and may provide all appropriate remedies at law or equity.


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       The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either Party and shall apply the standards governing such motions under California law, unless the standards for another judicial forum supersede California law. The arbitrator shall render, within sixty (60) days of completion of the arbitration, an award and a written, reasoned opinion in support of that award. Judgment on the award may be entered in any court having jurisdiction.

       WWT will pay the arbitrator's expenses and fees, all meeting room charges and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it. Unless otherwise ordered by the arbitrator pursuant to law or this Agreement, each Party shall pay its own attorneys' fees, witness fees and other expenses incurred by the Party for his or its own benefit. Rane's share of any filing, administration or similar fee shall be no more than the then current filing or other applicable fee in California Superior Court or, if applicable, other appropriate tribunal with jurisdiction.

       Notwithstanding the foregoing, any Party seeking injunctive relief for a breach of Section V of this Agreement may bring an action in the Superior Court for the State of California, County of San Diego.

       F. Counterparts, Copies, Faxed Signatures. This Separation Agreement may be executed in counterparts by the Parties, and, when each Party has signed and delivered at least one counterpart to the other Party, each counterpart shall be deemed an original and, taken together, shall constitute and be deemed to be one and the same Agreement, and shall be binding and effective as to both Parties. In addition, true and correct copies may be used in lieu of the original Agreement for any purpose whatsoever. Faxed copies of the Agreement and faxed signature pages shall be binding and effective as to all Parties and may be used in lieu of the original Agreement, and, in particular, in lieu of original signatures, for any purpose whatsoever.

       G. Headings. The headings to the articles and paragraphs of this Agreement are inserted for convenience only and will not be deemed a part of this Agreement, nor will the headings affect the construction or interpretation of the provisions contained within this Agreement.

       H. Survival Of Warranties. All representations and warranties contained within this Agreement shall survive its execution, effectiveness and delivery. It is expressly understood and agreed by the Parties that none of the releases or covenants set forth within this Agreement are intended to or do release or affect any claims or rights specifically arising out of this Agreement or the breach of it.

       I. Further Instruments. The Parties shall execute and deliver further instruments, documents or papers and shall perform all acts necessary or proper to carry out and effectuate the terms of this Agreement as may be required by the terms of this Agreement or as may be reasonably requested by any Party to this Agreement.


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       J. No Presumption From Drafting. This Agreement has been negotiated at arm's-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, including, but not limited to,
Section 1654 of the California Civil Code, or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties.

       K. Benefits Successors. Except as limited by the terms of this Agreement, this Separation Agreement shall be binding upon and shall inure to the benefit of each of the Parties and to their respective heirs, executors, administrators, assigns, successors-in-interest, representatives, trustees, beneficiaries and Related Entities.

       L. All Terms Are Contractual. Each term of this Separation Agreement is contractual and not merely a recital.

       M. Voluntary Execution of Agreement. Rane represents that he has carefully read this entire Separation Agreement and that he knows and understands its contents. Rane has had the opportunity to receive independent legal advice from attorneys of his choice with respect to the preparation, review and advisability of executing this Separation Agreement. Rane further represents and acknowledges that he has freely and voluntarily executed this Separation Agreement after independent investigation and without fraud, duress, or undue influence, with the full understanding of the legal and binding effect of this Separation Agreement. Rane thereby knowingly waives the twenty-one (21) day period under the Older Workers Benefits Protection Act to review this Separation Agreement with his attorney prior to signing.

       N. Right of Revocation. With respect only to claims arising under the Age Discrimination in Employment Act ("ADEA"), Rane has the right to revoke this Separation Agreement for any reason within seven (7) days after he signs it. To be effective, Rane's notice of revocation must be in writing and must be hand delivered or mailed to John Pimentel, World Waste Technologies, Inc., 10600 North DeAnza Boulevard, Suite 250, Cupertino, CA 95014, within the seven (7) day period. If mailed, the revocation must be postmarked within the seven (7) day period, properly addressed and sent by certified mail, return receipt requested. If hand-delivered, it must be given to John Pimentel within the seven (7) day period.

       IN WITNESS WHEREOF, the Parties have approved and executed this Separation Agreement on the dates set forth opposite their respective signatures.

DATE:  February 1, 2008                  DAVID RANE



                                         /s/ David Rane
                                         ---------------------------------------
                                         David Rane


DATE:  February 1, 2008                 WORLD WASTE TECHNOLOGIES, INC.


                                         By: /s/ John Pimentel
                                             -----------------------------------
                                             Its: CEO





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